Exhibit 99.1
July 22, 2013

Dear Fellow Shareholders,

We have grown to nearly 30 million domestic members and 8 million international members. Q2 streaming revenue was up 26% domestically and 155% internationally over prior year.

Our first set of Netflix Originals earned 14 Emmy Award nominations, including “House of Cards” for Outstanding Drama Series. This is the first time an Internet TV show has been nominated for top Emmy awards.

We invite you to watch our live video interview at youtube.com/netflixir at 3pm Pacific today.

Summary Q2 Results & Q3 Guidance Midpoints

(in millions except per share data)	Q1 '12	Q2 '12	Q3 '12	Q4 '12	Q1 '13	Q2 '13	Q3 '13 Guidance Midpoint
Domestic Streaming:
Net Additions	1.74	0.53	1.16	2.05	2.03	0.63	1.09
Total Members	23.41	23.94	25.10	27.15	29.17	29.81	30.90
Paid Members	22.02	22.69	23.80	25.47	27.91	28.62	29.75
Revenue	$507	$533	$556	$589	$639	$671	$697
Contribution Profit*	$72	$87	$96	$113	$131	$151	$166
Contribution Margin*	14.3%	16.4%	17.2%	19.2%	20.6%	22.5%	23.8%

International Streaming:
Net Additions	1.21	0.56	0.69	1.81	1.02	0.61	0.90
Total Members	3.07	3.62	4.31	6.12	7.14	7.75	8.65
Paid Members	2.41	3.02	3.69	4.89	6.33	7.01	7.75
Revenue	$43	$65	$78	$101	$142	$166	$177
Contribution Profit (Loss)	$(103)	$(89)	$(92)	$(105)	$(77)	$(66)	$(78)

Domestic DVD:
Total Members	10.09	9.24	8.61	8.22	7.98	7.51
Revenue	$320	$291	$271	$254	$243	$232
Contribution Profit	$146	$134	$131	$128	$113	$109	$102

Global:
Revenue	$870	$889	$905	$945	$1,024	$1,069
Operating Income (Loss)	$(2)	$16	$16	$20	$32	$57
Net Income (Loss)	$(5)	$6	$8	$8	$ 3**	$29	$26
EPS	$(0.08)	$0.11	$0.13	$0.13	$ 0.05**	$0.49	$0.43

Free Cash Flow	$2	$11	$(20)	$(51)	$(42)	$13
Shares (FD)	55.5	58.8	58.7	59.1	60.1	60.6
* Contribution profit & margin for certain prior periods reflect reclassification of marketing overhead costs to G&A
** Net Income/EPS includes a $25m loss on extinguishment of debt ($16m net of tax)

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Domestic Streaming
As the table above shows, we are generating steady growth in members, revenue, and contribution profit. Our content mix, streaming and user experiences are all getting better and devices and bandwidth are improving. Countering this, competitors for consumer attention are also all improving, and the risk of U.S. market saturation only grows as we do. Given these competing forces, we are very happy this year to be tracking slightly ahead of prior year in terms of net additions.
We generally expect net additions in Q2 to be lower than prior year Q2 due to increased net-add seasonality as we grow. This Q2, however, was an exception, we believe due to the launch of Arrested Development. This show already had a strong brand and fan base, generating a small but noticeable bump in membership when we released it. Other great shows don't have that noticeable effect in their first season because they are less established.
Our contribution margin has now grown faster than our target for several quarters (up 610 basis points from Q2 2012 on a target of 400). In addition to growing members at a faster rate than expected, our outperformance is due to timing shifts on content deals and to a lesser degree just spending less on content than expected. We are growing domestic content spend significantly and plan to continue to do so. We've generally talked about how we're focused on 100 bps of sequential quarterly expansion, and how the lumpiness of content deals can make the q/q pattern somewhat irregular. Going forward, we'll slightly modify the articulation of our target from “an average of 100 bps per quarter” to “400 bps per year.”
In Q3, our guidance midpoint implies 130 bps of further margin expansion as we continue to run above our target. For Q4, we anticipate stepping up content spending even more, getting us closer to our 400 bps per year target. We'll keep targeting about 400 basis points of annual improvement into 2014 if we keep growing net additions at 2012/2013 levels.
In the quarter, we allowed our broad content deal with MTV Networks to expire. As we have said in the past, it is our preference to license specific shows that our members love in an exclusive manner. While the shows from Nickelodeon and Comedy Central came off our service, we introduced several new shows from Disney Jr., The Cartoon Network and the HUB for kids, and great comedies like “The New Girl” from Fox on July 1. Viewing and retention remain strong.
TV Everywhere continues to steadily improve, with, for example, the HBO Go app now available on AppleTV.
Hulu and Amazon Prime Instant Video continue to license some exclusive content and develop their own Originals. We have House of Cards and many others; Hulu has Battleground; and Amazon Prime Instant Video will have Alpha House; all are quite good and quite different. All three services are becoming more distinct from one another, like HBO, Showtime and Starz are distinct from one another on linear TV. Of our “top 200” titles, Hulu is now at 36 titles and Amazon Prime Instant Video is at 68. Now that Hulu has more money to spend, content prices may rise further, but we have many multi-year deals in place to mitigate this. Hulu and Amazon appear to have about the same amount of viewing, and Hulu recently reported 4 million paying members.

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International Streaming
Our International streaming segment saw membership growth in all markets. Net additions a year ago were boosted by our UK/Ireland launch, so we are very happy to match in Q2 the net additions of a year ago given we had no new territory launch in the first half of this year. As our guidance implies, we expect Q3 net additions to be above Q3 of last year, bolstered in part by the launch of Netflix Netherlands within the quarter.
In Latin America, we continued to see strong growth of new members in Brazil after our April price change from 15 BRL to 17 BRL. Prices update in August for grandfathered members but we expect a relatively small impact. Most prices in Brazil are rising due to substantial inflation.
Q2 international contribution loss was lower than expected due to slightly higher member growth and lower than anticipated growth in content spending across multiple markets. We plan to grow our international content investments in Q3 slightly ahead of revenues. This growth combined with the losses associated with the launch of the Netherlands results in our guidance reflecting a q/q increase in our combined international contribution loss.
Netherlands is about half the size of Canada, and is a good opportunity for us as we prepare for entry into more markets. We'll continue to expand in 2014 based upon the progression of our existing markets and on confidence in the expansion opportunities.
Originals
For years we have featured a broad selection of movies and TV series licensed from others, and we continue to improve the quality of this offering while seeking to differentiate Netflix by licensing that content exclusively. This licensed content accounts for the bulk of viewing and leads to a lot of member enjoyment.

Over the last six months, our move into Original programming has begun to redefine Netflix in the eyes of consumers. Our first five series -- Lilyhammer, House of Cards, Hemlock Grove, Arrested Development Season 4, and Orange is the New Black -- have engaged large audiences across our markets and are very different, allowing us to broaden our overall reach with each new Original.

We assess the success of each Original by looking at viewing-to-date and estimated future viewing, relative to cost. So far, we've ordered second seasons of all first season projects, which is quite unusual and exciting for the fans of these shows. We'd be delighted to produce a fifth season of Arrested Development, if possible, given fan reaction.

We are thrilled to have the Netflix Originals nominated for 14 Emmys, with House of Cards earning nine nominations including Outstanding Drama, Arrested Development garnering three, and Hemlock Grove two. We couldn't be more proud and pleased for the series creators, actors, composers, designers and others who are being recognized by their peers for the excellence of their storytelling on Netflix.

Later this month, we will premiere Mako Mermaids, a series aimed at teen audiences, while for the remainder of 2013 we will launch the Ricky Gervais series Derek and season two of Lilyhammer, followed by Turbo: F.A.S.T.(Fast Action Stunt Team), our first animated Original from DreamWorks Animation. We're excited about our plans for 2014 and beyond as we premiere season two of House of Cards,

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Hemlock Grove, and Orange is the New Black, and debut Sense 8, and multiple kids Originals from DreamWorks Animation.

Beyond series, we will be expanding our Originals initiative to include broadly appealing feature documentaries and stand-up comedy specials. Netflix has become a big destination for fans of these much loved and often under-distributed genres.

We'll continue to build on our initial success with Originals as we gain confidence in our ability to use our judgment and data to find projects that our members will enjoy.
Based on the viewing trends we see with other similar television series, we are amortizing Originals on a straight-line basis over the shorter of 4 years or the license period1. We are in the early stages of Originals and continue to monitor whether the viewing pattern is enough higher in the first few months to have us amortize at a faster initial rate, and then to continue on a straight-line basis for the remainder of the amortization period. In terms of relative size, of the approximately $3 billion in content library net book value we are amortizing, currently around 5% is for Originals.
Streaming Service Getting Better
Our Product Innovation teams greatly enhanced the features and delivery of our service during the quarter, as well as improved discovery and merchandising of our content library.

During Q2, we rolled out a new streaming player platform to all partners and began work towards a single UI to run across multiple devices that will be optimized for various input devices (voice interactions, pointer, and left/right/up/down controllers). The new platform and UI are optimized for better performance and faster starts and allow us to increase the number of platforms on which we can conduct AB testing for even more rapid innovation.

In Q2, we also continued to focus efforts on improving our recommendation algorithms to help our members discover great content. Our recommendation algorithms create a highly personalized experience for each of our streaming members, allowing them to easily find content they'll love and allowing us to optimize the utility of the content library. Constant innovation in this important area (more than ¾ of the hours streamed on Netflix come from personalized suggestions generated by our recommendation algorithms) continues across a variety of dimensions.

We continue improving features which will facilitate social interaction among members by allowing them to provide direct recommendations to one another, provide feedback about those recommendations and to share them with mutual friends.

In Q3, we'll be rolling out our profiles features which will allow households to have distinct “profiles” for different members or viewing tastes within their home, enabling us to provide a much more personalized experience for our members.

_________________
1 If a subsequent season is added, we extend the remaining amortization period by a year.

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Our default $7.99 plan includes two simultaneous streams. We added an additional plan, at $11.99, that includes 4 simultaneous streams for the few large families that would otherwise need two separate accounts and partition their TVs between the two accounts. As expected, the take rate on this large family plan is minimal. Our default limit of two simultaneous streams keeps password sharing with non-household members to a minimum because it risks the account owner not being able to watch when they want.
Marketing
With our new Watch Responsibly ads, we've sought to tell a fun and emotional story that ties consumers to the Netflix brand and highlight attributes of our service that drive certain consumer behaviors - like watching ahead, spoiling it for others, and marathon viewing. We didn't invent these behaviors, but they've become associated with Netflix and highlight the fundamental changes in the way consumers are enjoying TV series and movies.

We've also begun to shine an even more effective light on the great content available on Netflix, particularly our Originals. Each Original has been backed by distinctive marketing and promotional campaigns that have served to increase awareness of our service and to trigger engagement among both members and non-members. The publicity surrounding Originals has been very substantial and generally very positive, leading in turn to improved perception of the quality of content on our service and on the value we offer to members.
DVD
The huge selection we offer on DVD continues to be a draw for over 7 million households.
DVD contribution profit declined 19% y/y, in line with the decline in member/revenues, as most of the costs scale with member/shipment levels.
We continue to anticipate being able to maintain approximately the margins we've posted in the first half of 2013 throughout the full year. Consistent with our view in prior quarters, we don't foresee USPS service changes that will have a material negative impact upon us or our members over the next few quarters.
Free Cash Flow & Capital
Free cash flow was +$13 million in Q2, a swing to positive reflecting the relatively fewer content payments in the quarter and strong global profit growth. Our investments in content, including Originals, will continue to weigh on FCF relative to net income and thus our FCF trends.

In April, we converted the 2011 TCV $200 million convertible notes to the corresponding 2.3 million shares as discussed in our Q1 letter. Our sole remaining long-term debt is the $500 million notes we raised in February, which is due in 2021.

We continue to have just over a $1 billion in cash and equivalents.

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Business Outlook
For investor convenience we placed the midpoints of our guidance ranges in the table at the beginning of this letter. This does not make the midpoint the “goal”. Our best estimate is we will be within the ranges below. The ranges below are our guidance.

Q3 2013 Guidance
(in millions except per share data)
Domestic Streaming:
Total members	30.5 to 31.3
Paid members	29.4 to 30.1
Revenue	$693 to $701
Contribution Profit	$161 to $171

International Streaming:
Total members	8.3 to 9.0
Paid members	7.5 to 8.0
Revenue	$170 to $184
Contribution Profit (Loss)	($86) to ($70)

Domestic DVD:
Contribution Profit	$96 to $108

Consolidated Global:
Net Income	$18 to $34
EPS	$0.30 to $0.56

Summary

We are thrilled to be pleasing more members than ever.

The world is moving from linear TV to Internet TV and Netflix is leading that evolution.

Sincerely,

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Reed Hastings, CEO	David Wells, CFO

Second Quarter 2013 Earnings Interview
Netflix Chief Executive Officer Reed Hastings, Chief Financial Officer David Wells and Chief Content Officer Ted Sarandos will participate in a live video interview about the Company's financial results and business outlook at 3:00 p.m. Pacific Time. The interview will be conducted by Rich Greenfield, BTIG Research and Julia Boorstin, CNBC, with questions submitted via email or twitter. Questions from investors should be submitted to rgreenfield@btig.com /@RichBTIG or Julia.boorstin@nbcuni.com / @JBoorstin.
The live broadcast will be at www.youtube.com/netflixir.

IR Contact:	PR Contact:
Erin Kasenchak	Jonathan Friedland
Director, Investor Relations	Chief Communications Officer
408 540-3691	310 734-2958

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Use of Non-GAAP Measures
This shareholder letter and its attachments include reference to the non-GAAP financial measures of free cash flow. Management believes that free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make investments and for certain other activities. However, this non-GAAP measure should be considered in addition to, not as a substitute for or superior to, net income, operating income, diluted earnings per share and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. Reconciliation to the GAAP equivalent of this non-GAAP measure is contained in tabular form on the attached unaudited financial statements.

Forward-Looking Statements
This shareholder letter contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding meeting domestic contribution margin targets; investments in content, particularly exclusive and original content; subscriber acquisition seasonality; potential effects of competition and market saturation; international contribution margin and impacts arising from expansion to the Netherlands; improvements to our service, including the rollout of profiles and social features; content accounting for originals; business outlook for our DVD segment, including contribution margins and the impact of USPS service changes; free cash flow and usage of cash; member growth, including total and paid; revenue and contribution profit (loss) for both domestic (streaming and DVD) and international operations as well as net income and earnings per share for the third quarter of 2013. The forward-looking statements in this letter are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively; maintenance and expansion of device platforms for instant streaming; fluctuations in consumer usage of our service; disruption in service on our website and systems or with third-party computer systems that help us operate our service; competition; and, widespread consumer adoption of different modes of viewing in-home filmed entertainment. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 1, 2013. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this shareholder letter.

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Netflix, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012 (1)	June 30, 2013	June 30, 2012 (1)
Revenues	$1,069,372	$1,023,961	$889,163	$2,093,333	$1,758,954
Cost of revenues	753,525	726,863	643,428	1,480,388	1,267,361
Marketing	121,760	129,175	113,964	250,935	243,892
Technology and development	93,126	91,975	81,547	185,101	164,348
General and administrative	43,844	44,126	34,070	87,970	69,134
Operating income	57,117	31,822	16,154	88,939	14,219
Other income (expense):
Interest expense	(7,528)	(6,740)	(5,006)	(14,268)	(9,980)
Interest and other income (expense)	(2,940)	977	(493)	(1,963)	(609)
Loss on extinguishment of debt	—	(25,129)	—	(25,129)	—
Income before income taxes	46,649	930	10,655	47,579	3,630
Provision (benefit) for income taxes	17,178	(1,759)	4,491	15,419	2,050
Net income	$29,471	$2,689	$6,164	$32,160	$1,580
Earnings per share:
Basic	$0.51	$0.05	$0.11	$0.56	$0.03
Diluted	$0.49	$0.05	$0.11	$0.53	$0.03
Weighted average common shares outstanding:
Basic	58,192	55,972	55,526	57,089	55,491
Diluted	60,590	60,146	58,809	60,369	58,878

(1) Certain prior period amounts have been reclassified from "Marketing" to "General and administrative" to conform to current period presentation.

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Netflix, Inc.
Consolidated Balance Sheets
(unaudited)
(in thousands, except share and par value data)

	As of
	June 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$370,678	$290,291
Short-term investments	709,432	457,787
Current content library, net	1,363,609	1,368,162
Prepaid content	32,064	59,929
Other current assets	94,539	64,622
Total current assets	2,570,322	2,240,791
Non-current content library, net	1,682,202	1,506,008
Property and equipment, net	127,931	131,681
Other non-current assets	100,296	89,410
Total assets	$4,480,751	$3,967,890
Liabilities and Stockholders' Equity
Current liabilities:
Current content liabilities	$1,321,217	$1,366,847
Accounts payable	103,441	86,468
Accrued expenses	59,035	53,139
Deferred revenue	186,571	169,472
Total current liabilities	1,670,264	1,675,926
Non-current content liabilities	1,124,249	1,076,622
Long-term debt	500,000	200,000
Long-term debt due to related party	—	200,000
Other non-current liabilities	80,616	70,669
Total liabilities	3,375,129	3,223,217
Stockholders' equity:
Common stock, $0.001 par value; 160,000,000 shares authorized at June 30, 2013 and December 31, 2012; 58,922,493 and 55,587,167 issued and outstanding at June 30, 2013 and December 31, 2012, respectively	59	56
Additional paid-in capital	634,985	301,616
Accumulated other comprehensive (loss) income	(1,664)	2,919
Retained earnings	472,242	440,082
Total stockholders' equity	1,105,622	744,673
Total liabilities and stockholders' equity	$4,480,751	$3,967,890

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Netflix, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Cash flows from operating activities:
Net income	$29,471	$2,689	$6,164	$32,160	$1,580
Adjustments to reconcile net income to net cash provided by (used in)operating activities:
Additions to streaming content library	(593,454)	(591,941)	(374,252)	(1,185,395)	(1,139,145)
Change in streaming content liabilities	7,284	9,700	(39,947)	16,984	357,606
Amortization of streaming content library	510,250	485,740	375,997	995,990	715,733
Amortization of DVD content library	17,709	18,237	16,304	35,946	36,350
Depreciation and amortization of property, equipment and intangibles	12,026	12,051	11,047	24,077	22,378
Stock-based compensation expense	17,955	17,746	18,450	35,701	37,782
Excess tax benefits from stock-based compensation	(20,368)	(11,615)	(307)	(31,983)	(4,062)
Other non-cash items	1,188	1,750	(1,579)	2,938	(3,098)
Loss on extinguishment of debt	—	25,129	—	25,129	—
Deferred taxes	(2,040)	(6,748)	—	(8,788)	(10,843)
Changes in operating assets and liabilities:
Prepaid content	25,190	2,675	4,503	27,865	7,497
Other current assets	8,572	(8,402)	(8,077)	170	3,664
Accounts payable	(5,138)	17,019	316	11,881	(1,440)
Accrued expenses	10,494	(4,132)	6,854	6,362	8,637
Deferred revenue	7,693	9,406	2,188	17,099	3,994
Other non-current assets and liabilities	7,111	8,446	1,746	15,557	1,883
Net cash provided by (used in) operating activities	33,943	(12,250)	19,407	21,693	38,516
Cash flows from investing activities:
Acquisitions of DVD content library	(14,023)	(21,193)	(8,012)	(35,216)	(21,540)
Purchases of property and equipment	(8,088)	(12,118)	(3,359)	(20,206)	(8,125)
Other assets	1,087	4,050	3,132	5,137	4,466
Purchases of short-term investments	(146,050)	(235,623)	(63,303)	(381,673)	(362,770)
Proceeds from sale of short-term investments	33,979	81,228	48,173	115,207	220,508
Proceeds from maturities of short-term investments	5,410	4,420	12,715	9,830	20,990
Net cash used in investing activities	(127,685)	(179,236)	(10,654)	(306,921)	(146,471)
Cash flows from financing activities:
Proceeds from issuance of common stock	28,846	39,146	524	67,992	1,748
Issuance costs	—	(9,414)	(371)	(9,414)	(759)
Redemption of debt	—	(219,362)	—	(219,362)	—
Proceeds from issuance of debt	—	500,000	—	500,000	—
Excess tax benefits from stock-based compensation	20,368	11,615	307	31,983	4,062
Principal payments of lease financing obligations	(255)	(403)	(577)	(658)	(1,136)
Net cash provided by (used in) financing activities	48,959	321,582	(117)	370,541	3,915
Effect of exchange rate changes on cash and cash equivalents	(2,590)	(2,336)	(2,377)	(4,926)	(1,762)
Net (decrease) increase in cash and cash equivalents	(47,373)	127,760	6,259	80,387	(105,802)
Cash and cash equivalents, beginning of period	418,051	290,291	395,992	290,291	508,053
Cash and cash equivalents, end of period	$370,678	$418,051	$402,251	$370,678	$402,251

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Non-GAAP free cash flow reconciliation:
Net cash provided by (used in) operating activities	$33,943	$(12,250)	$19,407	$21,693	$38,516
Acquisitions of DVD content library	(14,023)	(21,193)	(8,012)	(35,216)	(21,540)
Purchases of property and equipment	(8,088)	(12,118)	(3,359)	(20,206)	(8,125)
Other assets	1,087	4,050	3,132	5,137	4,466
Non-GAAP free cash flow	$12,919	$(41,511)	$11,168	$(28,592)	$13,317

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Netflix, Inc.
Segment Information
(unaudited)
(in thousands)

	As of / Three Months Ended			As of/ Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012 (1)	June 30, 2013	June 30, 2012 (1)
Domestic Streaming
Total members at end of period	29,807	29,174	23,938	29,807	23,938
Paid members at end of period	28,624	27,913	22,686	28,624	22,686

Revenue	$671,089	$638,649	$532,705	$1,309,738	$1,039,370
Cost of revenues	449,473	436,506	378,574	885,979	739,350
Marketing	70,302	70,793	66,732	141,095	140,137
Contribution profit	151,314	131,350	87,399	282,664	159,883

International Streaming
Total members at end of period	7,747	7,142	3,624	7,747	3,624
Paid members at end of period	7,014	6,331	3,024	7,014	3,024

Revenue	$165,902	$142,019	$64,973	$307,921	$108,398
Cost of revenues	182,885	165,024	108,542	347,909	199,953
Marketing	48,850	53,915	45,858	102,765	100,555
Contribution profit (loss)	(65,833)	(76,920)	(89,427)	(142,753)	(192,110)

Domestic DVD
Total members at end of period	7,508	7,983	9,240	7,508	9,240
Paid members at end of period	7,369	7,827	9,145	7,369	9,145

Revenue	$232,381	$243,293	$291,485	$475,674	$611,186
Cost of revenues	121,167	125,333	156,312	246,500	328,058
Marketing	2,608	4,467	1,374	7,075	3,200
Contribution profit	108,606	113,493	133,799	222,099	279,928

Consolidated

Revenue	$1,069,372	$1,023,961	$889,163	$2,093,333	$1,758,954
Cost of revenues	753,525	726,863	643,428	1,480,388	1,267,361
Marketing	121,760	129,175	113,964	250,935	243,892
Contribution profit	194,087	167,923	131,771	362,010	247,701
Other operating expenses	136,970	136,101	115,617	273,071	233,482
Operating income	57,117	31,822	16,154	88,939	14,219
Other income (expense)	(10,468)	(5,763)	(5,499)	(16,231)	(10,589)
Loss on extinguishment of debt	—	(25,129)	—	(25,129)	—
Provision (benefit) for income taxes	17,178	(1,759)	4,491	15,419	2,050
Net income	$29,471	$2,689	$6,164	$32,160	$1,580

(1) Certain prior period amounts have been reclassified from "Marketing" to "General and administrative" to conform to current period presentation.

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